Exhibit 99.1

PRESTO® National Presto Industries, Inc Eau Claire, WI 54703-3703. NEWS RELEASE FOR IMMEDIATE RELEASE	Tel. 715-839-2021 Fax. 715-839-2148 715-839-2122 715-839-2242 CONTACT: Maryjo Cohen (715) 839-2021

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED SECOND QUARTER 2008 SALES AND EARNINGS

        Eau Claire, Wisconsin (July 25, 2008) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “All three of our business segments realized top line sales increases over those reported in the prior year’s second quarter.  The lion’s share of the increases, however, were derived from the Defense and Housewares/Small Appliance segments, the former from the fulfillment of contract orders and the latter from a combination of higher prices and augmented volume.   It would appear that the economic downturn has increased the demand for kitchen cookware and appliances like ours, which enable consumers to save money by preparing meals at home.  The quarter’s strong earnings performance was largely driven by the Defense segment, resulting from a combination of the effect of the increased volume, as well as reduced general and administrative costs.  The quarter’s Housewares/Small Appliance earnings were likewise up and the loss at the Absorbent Product’s segment was reduced vis a vis the comparable 2007 quarter. Due to the inability to raise prices in keeping with cost increases, year to differences in profit and loss for these two segments were small. Not unexpectedly, the earnings from the Company’s portfolio declined from those enjoyed in second quarter 2007, both as a result of reduced yields and a reduction in dollars invested, as more funds were used to support the Company’s operations.”

      Ms. Cohen also provided an update on the status of the ammunition lots that had been placed on hold during first quarter 2008, “As stated in our first quarter release, all of the lots of ammunition were produced to specifications and met ballistic requirements.  One lot was released and billed at the end of the second quarter.   It is anticipated that the balance of the lots will be released and billed shortly and be included in the Defense segment’s third quarter financials.”

      National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products and baby diapers.

	THREE MONTHS ENDED
	June 29, 2008	July 1, 2007
Net Sales	$111,072,000	$96,186,000
Net Earnings	$ 9,582,000	$ 6,949,000
Net Earnings Per Share	$1.40	$1.02
Weighted Shares Outstanding	6,845,000	6,836,000

	SIX MONTHS ENDED
	June 29, 2008	July 1, 2007
Net Sales	$188,670,000	$177,256,000
Net Earnings	$ 15,832,000	$ 11,970,000
Net Earnings Per Share	$2.31	$1.75
Weighted Shares Outstanding	6,842,000	6,834,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.